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                                                                    EXHIBIT 99.2
FOR IMMEDIATE RELEASE


                        INFOCURE CORPORATION (AMEX:INC)
                INCREASES REVENUES TO APPROXIMATELY $100 MILLION
            WITH COMPLETION OF THE ACQUISITION OF THE REYNOLDS AND
                     REYNOLDS HEALTHCARE SYSTEMS DIVISION



Atlanta, GA, October 27, 1998 -- InfoCure Corporation (AMEX: "INC") ("InfoCure" or the "Company") announced today that it has completed the acquisition of the Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company (NYSE:
"REY"). HSD is a leading provider of physician and practice management systems, principally to the radiology, anesthesiology and enterprise-wide, medical practice and MSO markets.

As previously announced by InfoCure, the completion of this acquisition adds approximately 1,600 customers sites to its installed base, representing approximately 35,000 providers to create a combined base of approximately 10,000 customer sites and 60,000 providers.

As a result of this acquisition, InfoCure's pro forma annual revenues will approach $100 million.

Frederick Fine, InfoCure's President and Chief Executive Officer said:
"Completion of this significant acquisition continues to show InfoCure's commitment to becoming the leading supplier of information technology to the physician segment of the health care industry. Not only has our company grown over 500% in revenues over the last 15 months, we have exceeded analyst's earnings expectations every quarter since our IPO last July. We are extremely proud of our company's achievements to date and are confident of our ability to continue to execute our strategy"

InfoCure is a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties, including anesthesiology, radiology, dentistry, oral and maxillofacial surgery, orthodontics, podiatry, as well as enterprise-wide medical entities. The Company's wide range of practice management software products automate the administrative, financial and clinical information management functions of both office-based, hospital-based and enterprise-wide healthcare practices. InfoCure provides its customers with ongoing software support, training and electronic data interchange (EDI) services.
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Certain statements in this release are forward-looking, including statements related to the Company's ability to integrate HSD with the Company's operations, increase revenues or achieve any projected combined revenues or base of customer sites or providers. Although InfoCure believes that its expectations are based on assumptions within the knowledge of its business, there can be no assurance that actual results will not differ materially from those stated or implied herein. A discussion of certain risk factors that may cause results to differ from any forward-looking statements made herein can be found in filings made by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the period ending December 31, 1997.